Exhibit 99.1

Spherix Announces August 5, 2015 Markman Hearing Date in Huawei Litigation

BETHESDA, MD, July 10, 2015 /Issuer Direct/ -- Spherix Incorporated (Nasdaq: SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, was today informed that the Markman hearing for Case No. 2:14-cv-00677-JRG-RSP, Eastern District of Texas, involving the company’s wholly owned subsidiary, NNPT, LLC (“NNPT”), against Huawei Device USA Inc.; Huawei Technologies USA Inc.; Huawei Technologies Cooperatif U.A. and Futurewei Technologies, Inc. (collectively “the Huawei Defendants” or simply “Huawei”), that was originally scheduled for July 17, 2015, has been rescheduled to August 5, 2015. The Court Order setting the new Markman hearing date was received on July 9, 2015.

The complaint, which was initiated in June 2014, against Huawei alleges that the majority of Huawei’s revenue from at least January 1, 2011 until the present is, and has been, generated by products and services implementing technology that infringes the patents developed by Nortel Networks and acquired by Spherix in December 2013. The patented technology relates to routers and switches sold by Huawei that move data across a network.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “Around noon EST on July 9th Spherix was notified by its counsel that the Markman hearing was moved by the Court to August 5th. We are committed to keeping shareholders apprised and have issued this release quickly. Litigation dates are always subject to change, but we remain committed to providing material updates as soon as possible.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Mass, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com